                                                                     Exhibit 4.5

                                GENERAL RELEASE
                                ---------------


     1.  Parties.  The parties to this General Release ("Release") are NTN
         -------
Communications, Inc. ("Company") and Michael J. Downs, an individual ("M.
Downs").

     2.  Background and Consideration.  Company and M. Downs entered into a
         ----------------------------
Resignation and General Release Agreement (the "Agreement") pursuant to which Company agreed, inter alia, to execute and deliver this Release to M. Downs.
                ----------

     In consideration of the promises made herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as set forth below.

     3.  General Release.  Except as to Company's rights under the Agreement,
         ---------------
Company for itself, its employees, agents, attorneys, joint venturers, successors and assigns, hereby discharges and releases M. Downs and his employees, agents, joint venturers, successors and assigns from any and all claims, damages, actions, judgments, obligations, attorneys' fees, indemnities, subrogation, duties, demands, controversies and liabilities of every nature, at law or in equity, known or unknown, matured or unmatured, foreseeable or unforeseeable which Company now has, ever had, or may have, against M. Downs by reason of any matter whatsoever occurring or existing up to the date of this Release, and except insofar as may be necessary for Company to enforce its rights pursuant to the Agreement. Company hereby covenants with M. Downs that it will forever refrain from instituting, pursuing, or in any way aiding any claim or demand arising out of, in any way related to, or hereafter to arise out of, any matters hereinbefore referred to and that this Release may be pleaded as a full and complete defense to any claim, demand, action or other proceeding which may be brought by, or on behalf of, Company against M. Downs.

     4.  Unknown Claims.  It is understood and agreed that this Release extends
         --------------
to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, and all rights under Section 1542 of the California Civil Code are hereby expressly waived.

     Section 1542 of the California Civil Code, referred to above, reads as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

     5.  Enforcement of Release.  If any action at law or in equity, including
         ----------------------
an action for declaratory or injunctive relief, is brought to enforce or interpret the provisions of this Release, the prevailing party shall be entitled to costs in bringing and prosecuting said action, including a reasonable amount for attorneys' fees.

                                      1.

     6.   Governing Law.  California law will govern this Release.
          -------------

     IN WITNESS WHEREOF, the undersigned have hereunto affixed our signatures this _____ day of February 1997.

                                           NTN COMMUNICATIONS, INC.



                                           By:
                                              ----------------------------------



                                           -------------------------------------
                                           MICHAEL J. DOWNS

                                      2.

                                SETTLEMENT TERMS
                                ----------------

MIKE DOWNS (Complete Termination)
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1.   Pay out remainder of term of contract through October 31, 1998 over 22 months ($12,500.00 per month in 1997, and $12,500 per month through October 31, 1998).

2.   Pay out accrued vacation of $19,352 over 22 months @ $879.67 per month.

3.   Pay COBRA coverage through April 30, 1997.

4.    Mutual Release

5.   Return the following options to NTN for cancellation:


     No. of Shares        Exercise Price  Expiration Date
     -------------        --------------  ---------------
       30,000                   $7.25          8/11/98
       35,000                   $4.75          1/5/98
       70,000                   $7.25          8/11/98
       50,000                   $5.75          4/1/99
       25,000                   $6.375         7/5/01

6.   Keep the following warrants:

          25,000 warrants @ $4.75 to 1/15/98

                                      3.